January 3, 2008

Securities and Exchnage Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01, and are in agreement with, the statements being made by Asiamart, Inc in Item 4.01 of its Form 8-K dated January 2, 2008, captioned “Changes in Registrant’s Certifying Accountant.”

/S/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP